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                                                                     EXHIBIT D-6

                  BEFORE THE ARKANSAS PUBLIC SERVICE COMMISSION


IN THE MATTER OF THE               )
APPLICATION OF RELIANT ENERGY      )
ARKLA, A DIVISION OF RELIANT       )
ENERGY RESOURCES CORP., FOR        )                  DOCKET NO. ______________
APPROVAL OF VARIOUS ASPECTS        )
OF A CORPORATE RESTRUCTURING       )


                                   APPLICATION

        COMES NOW Reliant Energy Arkla, a division of Reliant Energy Resources Corp. ("Arkla" or "Applicant"), pursuant to the provisions of Ark. Code Ann. Sections 23-3-102 and 23-3-201, and advises the Commission that there will be a corporate restructuring of the holding company system of which Arkla is a part. Applicant requests that the Commission issue an order granting such consents, approvals, and authorizations as may be required by Ark. Code Ann. Sections 23-3-101, -102 and -201 and the Commission's rules and regulations, to permit consummation of the transactions contemplated as part of the restructuring. In support of its Application, Applicant states as follows:

                                  THE APPLICANT

        1. (a) Arkla is a natural gas distribution division of Reliant Energy Resources Corp. ("RERC"), operating over 11,600 miles of distribution main and serving approximately 448,000 residential, commercial, and industrial customers through facilities located in the State of Arkansas. As such, Arkla is a public utility within the meaning of Ark. Code. Ann. Section 23-1-101, and is subject to the jurisdiction of the Commission. Arkla's principal place of business and headquarters are located in Little Rock, Arkansas, and Houston, Texas, respectively. A certified copy of RERC's Articles of Incorporation, with amendments, is on file with the Commission.



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        (b)   Arkla's full name and address are:

              Reliant Energy Arkla, a division of Reliant Energy Resources Corp. 401 West Capitol Avenue
              Post Office Box 751
              Little Rock, AR 72203

        (c) The names, addresses, and telephone numbers of Arkla's attorneys are:

              Kathleen D. Alexander
              Senior Vice President of Regulatory, Legislative and Legal Affairs Reliant Energy Arkla, a division of Reliant Energy Resources Corp. 401 West Capitol Avenue
              P. O. Box 751
              Little Rock, AR 72203
              (501) 377-4858

              Kenny W. Henderson
              Senior Counsel
              Reliant Energy Arkla, a division of Reliant Energy Resources Corp. 401 West Capitol Avenue
              P. O. Box 751
              Little Rock, AR 72203
              (501) 377-4850

        (d) An Annual Report to Shareholders and 10-K of Reliant Energy, Incorporated, Arkla's ultimate parent, are attached to this Application as Exhibits A and B, respectively.

                           THE PROPOSED RESTRUCTURING

        2. RERC is a wholly-owned subsidiary of Reliant Energy, Incorporated ("REI"). REI is a Texas holding company, exempt from registration under the Public Utility Holding Company Act of 1935 (the "Act") pursuant to Section 3(a)(2) of the Act, 15 USCA Section 79c(a)(2). REI currently provides electric generation, transmission, and distribution service to customers in Texas through its unincorporated Reliant Energy HL&P division. In connection with the restructuring of the electric industry in Texas, REI is proposing a corporate restructuring, including the formation of a new, exempt holding company, to be called CenterPoint Energy, Inc. ("Regco") over REI's existing electric and gas utility operations, and the reorganization of



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the utility operations along functional and geographic lines. As part of that reorganization, Arkla will ultimately become a stand-alone corporation. Each of the other two divisions of RERC that operate as natural gas utilities in other states(1) will also become stand-alone corporations. For tax purposes, Regco will hold Arkla and the other two utilities through a single-member limited liability company, Utility Holding, LLC. These restructurings are described in detail in the Form U-1/A Amendment No. 1 filed with the Securities and Exchange Commission on October 26, 2001, attached as Exhibit C, and the Master Separation Agreement attached as Exhibit D.

        3. The corporate restructuring is being undertaken to comply with the requirements of Texas law that electric utilities separate their generation, transmission and distribution, and retail activities, in preparation for full retail competition in the electric industry in Texas beginning January 1, 2002. The corporate restructuring will be accomplished in a manner that will, after completion of the restructuring, permit Regco to be an exempt holding company under Section 3(a)(1) of the Act.

        4. REI has formed Regco as a wholly-owned subsidiary. After conveying its electric assets to a new wholly-owned limited partnership subsidiary, REI will merge with a newly formed subsidiary of Regco, and Regco will then be the holding company for the regulated businesses, including RERC. REI will then provide only electric transmission and distribution service and will be a regulated utility in Texas.

        5. After obtaining the approvals necessary from this Commission, and from the other state commissions having jurisdiction over the other natural gas utility divisions of RERC, the second step of the restructuring -- the separation of the three divisions of RERC into separate entities -- will occur. Two new Delaware corporations, CenterPoint Arkla, Inc. ("New Co.") and

----------

        (1) Minnegasco provides natural gas service in Minnesota, and Entex provides service in Texas, Louisiana, and Mississippi.



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CenterPoint Minnegasco, Inc., will be formed. Those two new companies will issue stock, all of which will be owned by Utility Holding, LLC, whose stock will, in turn, be owned by Regco. The issuance of stock by New Co. will not create a lien on, or otherwise encumber, any assets in Arkansas. The RERC assets that are currently used by Arkla and Minnegasco, and the business of each of the companies, will be contributed to New Co. and CenterPoint Minnegasco, Inc., respectively.

        6. After the assets and business of Arkla and Minnegasco are contributed to the two newly organized companies, the assets remaining in RERC will be those of Entex. RERC will be renamed "Entex" and will be reincorporated as a Texas corporation.

        7. The existing debt will be retained by RERC in order to avoid refinancing costs; the debt of New Co. will therefore be established through intercompany borrowings. New Co.'s capital structure will be substantially the same as that used by this Commission in Arkla's last rate case.

        8. The administrative functions that are now provided to Arkla and the other divisions of RERC by REI or RERC will continue to be provided on a centralized basis. The corporate allocations for those functions will not change as a result of the restructuring, and therefore the costs to Arkla of those administrative services will not increase.

                     REQUESTED AUTHORIZATIONS AND APPROVALS

        9. In order to consummate the restructuring, the Applicant is, or may be, required to obtain consents, approvals, and authorizations from the Commission pursuant to Ark. Code Ann. Section 23-3-101, -102, and -201, and the Commission's rules and regulations.

        10. The proposed restructuring is consistent with the public interest and should be approved under Ark. Code Ann. Section 23-3-101. The proposed transaction will have no detrimental effect on the Commission's jurisdiction over Arkla or on its ability to regulate Arkla's operations.


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The proposed transaction, which will result in Arkla being a stand-alone company, will give the Commission a clearly defined corporate entity over which to exercise jurisdiction. In addition, the proposed transaction will have no effect on, and will be transparent to, Arkla's customers. The proposed transaction will not result in any material change in Arkla's policies or operations, and will have no adverse effect on Arkla's continued ability to provide reliable and adequate service. New Co. will be managed in the same manner after the restructuring as Arkla is now, and Arkla's employees will continue to be employed by New Co. New Co. will adopt Arkla's tariffs, and the transaction will not, in and of itself, result in an increase in rates to customers. New Co. will maintain its books in accordance with the Commission's requirements and will provide access to its books and records as required under the public utilities statutes.

        11. The transfer of Arkla's property to New Co. is consistent with the public interest and should be approved under Ark. Code Ann. Section 23-3-102. As stated in paragraph 10 above, the transfer of property to New Co. and the operation of the property will have no effect on the service or rates to customers.

        12. Once the restructuring is complete, New Co. will be a public utility in Arkansas, operating equipment and facilities for supplying natural gas service. Because New Co. will operate with the same facilities and personnel as are now used by Arkla to provide natural gas utility service, New Co. should be granted a certificate of public convenience and necessity under Ark. Code Ann.
Section 23-3-201 to operate those facilities.

                  WHEREFORE, Applicant respectfully requests that the Commission issue an order approving the various aspects of the proposed transaction as set forth in this Application.


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                                    Respectfully submitted,

                                    RELIANT ENERGY ARKLA,
                                    a division of Reliant Energy Resources Corp.



                                By:
                                   ------------------------------------
                                    Kathleen D. Alexander
                                    Arkansas Bar #78057
                                    Senior Vice President
                                    Reliant Energy Arkla
                                    401 West Capitol Avenue, Suite 102
                                    Post Office Box 751
                                    Little Rock, Arkansas  72203-0751
                                    (501) 377-4858

                                    Kenny W. Henderson
                                    Arkansas Bar #86087
                                    Senior Counsel
                                    Reliant Energy Arkla
                                    401 West Capitol Avenue, Suite 102
                                    Post Office Box 751
                                    Little Rock, Arkansas  72203-0751
                                    (501) 377-4850

                                    and

                                    Paul Ruxin
                                    Jones, Day Reavis & Pogue
                                    77 West Wacker, 35th Floor
                                    Chicago, Illinois  60601-1692
                                    (312) 269-1546

                                    Its Attorney





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